Exhibit 2.2











              SAR AND REGISTRATION RIGHTS AGREEMENT

                             BETWEEN

                      ROBBINS & MYERS, INC.

                               AND

              EAGLE INDUSTRIAL PRODUCTS CORPORATION

                    Dated as of June 30, 1994

                        TABLE OF CONTENTS

                                                               Page

ARTICLE I -  DEFINITIONS

      1.1   Definitions. . . . . . . . . . . . . . . . . . . . .1

ARTICLE II -  ISSUANCE OF RIGHTS; RIGHTS CERTIFICATES

      2.1   Initial Issuance of Rights . . . . . . . . . . . . .7
      2.2   Rights Certificates. . . . . . . . . . . . . . . . .7
      2.3   Execution and Registration of Rights Certificates. .7
      2.4   Exchanges and Transfers of Rights Certificates . . .8
      2.5   Lost, Stolen, Destroyed or Mutilated Rights
            Certificates . . . . . . . . . . . . . . . . . . . .8

ARTICLE III -  EXERCISE OF RIGHTS

      3.1   Exercise . . . . . . . . . . . . . . . . . . . . . .9
      3.2   Payment for Rights; Method of Payment. . . . . . . .9
      3.3   Cash Payment . . . . . . . . . . . . . . . . . . . 10
      3.4   Share Payment. . . . . . . . . . . . . . . . . . . 10
      3.5   Payment Following Triggering Event . . . . . . . . 10
      3.6   Purchase and Sale of Shares by R&M or an Affiliate .11

ARTICLE IV -  REDEMPTION OF RIGHTS

      4.1   Redemption . . . . . . . . . . . . . . . . . . . . 11
      4.2   Cash Payment . . . . . . . . . . . . . . . . . . . 11
      4.3   Share Payment. . . . . . . . . . . . . . . . . . . 11
      4.4   Effectiveness of the Redemption. . . . . . . . . . 12

ARTICLE V -  ADJUSTMENT OF RIGHTS

      5.1   Adjustment . . . . . . . . . . . . . . . . . . . . 12
      5.2   Adjustment Upon Issuance or Sale of
            Additional Shares. . . . . . . . . . . . . . . . . 12
      5.3   Adjustment Upon Subdivision or Combination
            of Shares. . . . . . . . . . . . . . . . . . . . . 14
      5.4   Effect of Reorganization, Reclassification,
            Consolidation or Merger. . . . . . . . . . . . . . 14
      5.5   Adjustment Certificate . . . . . . . . . . . . . . 16
      5.6   Issuance of New Rights Certificates. . . . . . . . 16
      5.7   Notice of Certain Events . . . . . . . . . . . . . 16
      5.8   Other Dilutive Events. . . . . . . . . . . . . . . 16

ARTICLE VI -  EXPIRATION OF RIGHTS

      6.1   Expiration of Rights . . . . . . . . . . . . . . . 17
      6.2   Payment Upon Expiration of Rights. . . . . . . . . 17
      6.3   Cash Payment . . . . . . . . . . . . . . . . . . . 17
      6.4   Share Payment. . . . . . . . . . . . . . . . . . . 17

ARTICLE VII -  RESTRICTIONS ON TRANSFER OF RIGHTS AND RIGHTS
               SHARES

      7.1   General Restrictions on Transfer . . . . . . . . . 18
      7.2   Legend for Rights Certificates . . . . . . . . . . 18
      7.3   Legend for Rights Shares . . . . . . . . . . . . . 19
      7.4   Additional Restriction on Transfer of Rights . . . 20
      7.5   Refusal Right. . . . . . . . . . . . . . . . . . . 20

ARTICLE VIII -  DEMAND REGISTRATION RIGHT

      8.1   Exercise of Demand Registration Right. . . . . . . 22
      8.2   Filing of Demand Registration Statement. . . . . . 22
      8.3   Obligations of Holders of Rights Shares. . . . . . 26
      8.4   Delay of Demand Registration Statement . . . . . . 26
      8.5   Withdrawal of Exercise of Demand
            Registration Right . . . . . . . . . . . . . . . . 26
      8.6   Designation of Underwriter . . . . . . . . . . . . 27
      8.7   Expenses . . . . . . . . . . . . . . . . . . . . . 27
      8.8   Holdback Agreements. . . . . . . . . . . . . . . . 27

ARTICLE IX -  INCIDENTAL REGISTRATION RIGHTS

      9.1   Notice of Incidental Registration Statement. . . . 27
      9.2   Exercise of Right. . . . . . . . . . . . . . . . . 28
      9.3   Obligations of Holders of Rights Shares. . . . . . 28
      9.4   Limitation on Incidental Registration Rights . . . 29
      9.5   Withdrawal of Exercise of Rights . . . . . . . . . 30
      9.6   Withdrawal of Registration Statement . . . . . . . 30
      9.7   Managing Underwriter . . . . . . . . . . . . . . . 30
      9.8   Expenses . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE X -  INDEMNIFICATION WITH RESPECT TO REGISTRATION AND
             CONTRIBUTION

     10.1   Indemnification. . . . . . . . . . . . . . . . . . 31
     10.2   Contribution . . . . . . . . . . . . . . . . . . . 33
     10.3   Limitation of Market Activity. . . . . . . . . . . 34

ARTICLE XI -  PREEMPTION RIGHTS

     11.1   Notice . . . . . . . . . . . . . . . . . . . . . . 34
     11.2   Preemption Rights. . . . . . . . . . . . . . . . . 34

ARTICLE XII -  REPRESENTATIONS AND WARRANTIES

     12.1   Representations and Warranties of R&M. . . . . . . 36
     12.2   Representations and Warranties of Eagle. . . . . . 37

ARTICLE XIII -  MISCELLANEOUS

     13.1   Amendment. . . . . . . . . . . . . . . . . . . . . 39
     13.2   Further Assurances . . . . . . . . . . . . . . . . 39
     13.3   Assignability. . . . . . . . . . . . . . . . . . . 39
     13.4   Counterparts; Headings . . . . . . . . . . . . . . 39
     13.5   Entire Agreement . . . . . . . . . . . . . . . . . 39
     13.6   Waiver . . . . . . . . . . . . . . . . . . . . . . 39
     13.7   Severability . . . . . . . . . . . . . . . . . . . 40
     13.8   Resolution of Disputes . . . . . . . . . . . . . . 40
     13.9   Notices. . . . . . . . . . . . . . . . . . . . . . 40
    13.10   Cumulative Remedies. . . . . . . . . . . . . . . . 42
    13.11   Governing Law. . . . . . . . . . . . . . . . . . . 42

              SAR AND REGISTRATION RIGHTS AGREEMENT


          THIS AGREEMENT is made this 30th day of June, 1994 between ROBBINS & MYERS, INC., an Ohio corporation ("R&M"), and
EAGLE INDUSTRIAL PRODUCTS CORPORATION, a Delaware corporation
("Eagle"), under the following circumstances:

          A. R&M, Eagle and O.D.E. Manufacturing Inc. have entered into an Amended and Restated Stock Purchase Agreement dated as of June 29, 1994 pursuant to which R&M has agreed to purchase the outstanding capital stock of certain subsidiaries of Eagle and, as partial consideration for such purchase, to issue to Eagle or an Affiliate of Eagle certain stock appreciation rights with respect to 2,000,000 shares (subject to adjustment as herein provided) of the common stock of R&M.

          B. R&M and Eagle now desire to set forth the terms of, and to provide for the issuance of, such rights.

          NOW, THEREFORE, the parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

          1.1 Definitions. When used with initial capital letters in the Agreement, the following terms shall have the following meanings:

          "Affiliate" means any person now or hereafter directly or indirectly controlling, controlled by, or under common control with a party, and includes, without limitation, any person of which at least 20% of the voting power or equity is directly or indirectly controlled by such party or the ultimate parent-entity of such party.

          "Associate" shall have the meaning given the term in Rule 405 adopted under the Securities Act.

          "Authorized Employee Plan" means any plan adopted by R&M prior to May 26, 1994 pursuant to which Shares may be issued to employees or directors of R&M or any Affiliate of R&M, provided, however, any amendment to such a plan that would increase the number of Shares authorized for issuance under such a plan, excluding an amendment pursuant to the terms of the Plan existing on May 26, 1994 to reflect an adjustment for Share dividends, splits, or similar dilutive corporate events, shall not be deemed to increase the number of authorized Shares for purposes of this Agreement; a list of such plans and the maximum number of Shares that may be issued under each such plan (subject to adjustment in accordance with the terms of the plan) is attached as Exhibit B.

          "Base Price" means $23 per Share, subject to adjustment as provided in Article V.

          "Beneficially Owned" means, with respect to any securities and any person: (i) such securities which are owned, directly or indirectly, by the person or by any of the person's Affiliates or Associates, (ii) such securities which the person or any of the person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the p!ssage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing) unless the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable by such person on Schedule 13D under the Exchange Act; or (iii) such securities which are Beneficially Owned, directly or indirectly, by any other person with which such person or any of such person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except as described in clause B of the foregoing clause (ii)) or disposing of the securities that are Beneficially Owned.

          "Block of Rights" means 100,000 whole Rights, subject to adjustment as provided in Article V.

          "Business Day" means any day, other than a Saturday, Sunday or day on which banking institutions in the State of Ohio are authorized or obligated by law or executive order to close.

          "Cash Payment" is defined in Section 3.2.

          "Closing" means the closing of the transactions contemplated by the Stock Purchase Agreement.

          "Closing Date" means the date on which the Closing occurs.

          "Credit Agreement" means the Credit Agreement among R&M and certain of its subsidiaries as Borrowers, Bank One, Dayton, NA, as Agent, and Bank One, Dayton, NA and National City Bank, Columbus, as Banks, entered into in June 1994 and any agreement providing for the refunding or refinancing of indebtedness under such Credit Agreement.

          "Demand Registration Right" means the right of the holders of Rights Shares to require R&M to file a Demand
Registration Statement, as described in Article VIII.

          "Demand Registration Statement" means a registration statement filed with the SEC under the Securities Act on Form S-
1, S-2 or S-3 (or similar successor form) with respect to the offering of Rights Shares for cash.

          "Disposition" is defined in Section 7.5(a).

          "Disputed Matter" is defined in Section 13.8.

          "Eagle" means Eagle Industrial Products Corporation, a
Delaware corporation.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Exercise Date" is defined in Section 3.1.

          "Exercise Payment" is defined in Section 3.2.

          "Expiration Date" means June 30, 2000.

          "Expiration Payment" is defined in Section 6.2.

          "Incidental Registration Right" means the right of the holders of Rights Shares to require R&M to include Rights Shares in an Incidental Registration Statement, as described in Article
IX.

          "Incidental Registration Statement" means a registration statement filed with the SEC under the Securities Act on Form S-1, S-2 or S-3 (or similar successor form) with respect to the offering of Shares for cash on either a best-efforts or firm-commitment basis, whether or not the offering is for R&M's own account. An "Incidental Registration Statement" does not include a registration statement with respect to Shares
(i) issued as payment in connection with any acquisition of all or any part of a business to any seller of a business, (ii) issued in exchange for other securities of R&M or any other person, (iii) issued or issuable upon the exercise of stock options or warrants, (iv) issued or issuable upon conversion of any convertible securities, or (v) issued or issuable in connection with any employee benefit plan of R&M or any subsidiary.

          "Indemnified Claim" is defined in Article X.

          "Indemnified Party" is defined in Article X.

          "Indemnifying Party" is defined in Article X.

          "Independent Appraiser" means a person or firm experienced in the valuation of the type of property to be valued and if the parties hereto do not agree on the selection of one appraiser, then R&M shall select one appraiser and the holders of at least a majority of Rights or Rights Shares, as the case may be, involved in the particular determination of value shall select another appraiser and the two selected appraisers shall select a third; when three appraisers are employed, the arithmetic average of appraised values set forth in the reports of the three appraisers shall be determined, the appraised value which differs most from such arithmetic average shall no longer be considered, and then the arithmetic average of the two remaining appraised values shall be determined, with the result being the value as determined by the Independent Appraiser for purposes of this Agreement.

          "Market Value" means the last sale price of a Share on the last trading day immediately preceding the date as of which Market Value is being determined, as reported on The NASDAQ, Inc. National Market System; or if no sales take place on such date, the average of the reported closing bid and asked prices on such date as reported on such system; or if the Shares no longer are traded on such system, as reported on such other trading system or exchange as may constitute the principal market for the Shares; or if the Shares no longer are traded on any trading system or exchange, then Market Value shall be determined by the Independent Appraiser.

          "Maximum Spread" means $17 per Share, subject to adjustment as provided in Article V.

          "Maximum Spread Price" means $40 per Share, subject to adjustment as provided in Article V.

          "MHM" means M.H.M. Co., Ltd., an Ohio limited partnership, whose address is 830 Hanna Building, Cleveland, Ohio
44115.

          "Number Adjustment Fraction" is defined in Section
5.2(a).

          "Other Securities" means shares of capital stock (other than Shares) or other securities of R&M or any other person which are issued by R&M or any successor upon the exercise of Rights in lieu of or in addition to Shares, in accordance with Article V.

          "Payment Date" means the date on which payment for Rights is to be made pursuant to Section 3.2 or Section 6.2.

          "Preemption Right" means the right provided for in
Article XI.

          "Preemption Transaction" means the offer or sale for cash or any other consideration by R&M of (i) any unissued Preferred Shares; (ii) any securities convertible, either directly or indirectly and with or without consideration, into Preferred Shares ("Preferred Convertible Securities"); or (iii) any rights, options or warrants to purchase any Preferred Shares or Preferred Convertible Securities.

          "Preemption Transaction Notice" means a written notice by R&M of a proposed Preemption Transaction, which shall set forth the terms and conditions of such transaction.

          "Preferred Shares" means any capital shares of R&M that have a preference over the Shares in the payment of dividends or distributions on dissolution.

          "Price Adjustment Fraction" is defined in Section
5.2(a).

          "R&M" means Robbins & Myers, Inc., an Ohio corporation.

          "Redemption Date" is defined in Section 4.1.

          "Redemption Notice" is defined in Section 4.1.

          "Redemption Payment" is defined in Section 4.1.

          "Refusal Right" is defined in Article VIII.

          "Rights" means the stock appreciation rights issued pursuant to Article II.

          "Rights Certificate" is defined in Section 2.2.

          "Rights Shares" means all Shares and/or Other Securities issued upon the exercise of Rights and all Shares and/or Other Securities into which such Shares may be converted, for which they may be exchanged or which may be issued with respect thereto, whether incident to a stock dividend, stock split, stock combination, merger, consolidation or other reorganization.

          "SEC" means the United States Securities and Exchange
Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Share Payment" is defined in Section 3.2.

          "Shares" means the Common Shares, without par value, of R&M.

          "Spread" means the amount, if any, by which the average of the Market Value of a Share on each of the first 10 of the last 15 trading days prior to the date of determination exceeds the Base Price per Share; provided, however, that unless otherwise expressly provided, the Spread shall never exceed the Maximum Spread.

          "Stock Purchase Agreement" means the Stock Purchase
Agreement dated as of May 26, 1994 between R&M, Eagle and O.D.E.
Manufacturing Inc.

          "Subordinated Notes" means the $50,000,000 Senior
Subordinated Extendible Exchangeable Reset Notes issued by R&M in
June 1994 or any notes issued in place of, or in exchange for, such notes.

          "Transfer Notice" is defined in Section 7.5.

          "Triggering Event" means the occurrence of any of the following events: (i) any "person" (as defined in Section 13(d) of the Exchange Act), other than R&M, an entity then controlled by R&M, or MHM is or becomes the beneficial owner, directly or indirectly, of securities of R&M representing 20% or more of the combined voting power of the then outstanding securities of R&M, without considering any voting securities of R&M which such person acquired directly from R&M (other than pursuant to a stock dividend or split); (ii) any "person" (as defined in Section 13(d) of the Exchange Act), other than R&M, an entity then controlled by R&M, or MHM is or becomes the beneficial owner, directly or indirectly, of securities of R&M representing 35% or more of the combined voting power of R&M's then outstanding securities, including all securities such person acquired directly from R&M; (iii) during any period of two consecutive years, individuals who at the beginning of such period were directors of R&M cease for any reason to constitute at least a majority of the directors of R&M unless the election, or the nomination for the election by R&M's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iv) R&M merges or consolidates with another corporation or entity and R&M, or an entity controlled by R&M immediately prior to the merger or consolidation, is not the surviving entity in the merger or consolidation, or if R&M or such an entity is the surviving entity in the merger or consolidation, holders of 80% or more of the voting power of R&M immediately prior to the merger or consolidation do not own, immediately after the merger or consolidation, 65% or more of the voting power of the surviving entity; (v) a sale, lease, exchange or other disposition of all or substantially all of R&M's assets; or (vi) a liquidation or dissolution of R&M.

                           ARTICLE II

             ISSUANCE OF RIGHTS; RIGHTS CERTIFICATES

          2.1 Initial Issuance of Rights. At the Closing, R&M shall issue 2,000,000 Rights to Eagle and shall execute and deliver to Eagle or an Affiliate of Eagle one or more Rights Certificates, registered in the name of Eagle or an Affiliate of Eagle, evidencing the Rights so issued. At least five days prior to the Closing Date, Eagle shall notify R&M in writing of the number of Rights Certificates Eagle desires to have delivered to it or an Affiliate of Eagle at the Closing and the number of Rights to be evidenced by each such Rights Certificate, which shall be in increments of a whole Block of Rights and shall aggregate 2,000,000 Rights.

          2.2 Rights Certificates. The Rights issued under this Agreement shall be evidenced by one or more separate certificates ("Rights Certificates") in substantially the form of Exhibit A to this Agreement. The Rights Certificates may have such marks of identification or designation and such other legends, summaries or endorsements printed thereon as R&M deems appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or any rule or regulation adopted thereunder. Subject to the provisions of Section 5.6, all Rights Certificates, whenever issued, shall be dated as of the Closing Date; provided, however, that Rights Certificates evidencing Rights transferred or issued after the Closing Date also may be dated to reflect the date of transfer or issuance. Each Rights Certificate shall state on its face the number of Rights evidenced by such certificate, which shall be in increments of a whole Block of Rights.

          2.3  Execution and Registration of Rights Certificates.
(a) Each Rights Certificate shall be executed on behalf of R&M by its Chairman of the Board, President or any Vice President and by its Secretary, Treasurer or any Assistant Secretary.

          (b) R&M shall keep books for registration and transfer of Rights Certificates issued pursuant to this Agreement at its principal executive office. Such books shall show for each outstanding Rights Certificate: (i) the name and address of the registered holder of the certificate, (ii) the number of Rights evidenced by the certificate, (iii) the date of issuance of the certificate, and (iv) the certificate number of the certificate. The Company will not at any time prior to the sixth business day after the Expiration Date, except upon the dissolution, liquidation or winding up of the Company, close such books so as to result in preventing or delaying the exercise or transfer of Rights to the extent provided herein.


          (c) For all purposes whatsoever, R&M may treat the person in whose name a Rights Certificate is registered as the owner of the Rights Certificate and the Rights evidenced by the Rights Certificate, notwithstanding any notice to the contrary.

          2.4  Exchanges and Transfers of Rights Certificates.
At any time after the Closing and prior to the Expiration Date, the registered holder of any Rights Certificate may surrender the Rights Certificate to R&M, in person or by duly authorized attorney, for transfer or for split up or combination with or exchange for another Rights Certificate or Rights Certificates. Any registered holder desiring to transfer a Rights Certificate shall surrender the Rights Certificate to R&M with the attached form of assignment (or enclose with such Rights Certificate a written instrument of transfer in form reasonably satisfactory to R&M), duly executed by the registered holder or his attorney duly authorized in writing, and with the signature duly guaranteed. Any registered holder desiring to split up, combine or exchange any Rights Certificate shall deliver a written request to that effect to R&M, together with the Rights Certificate(s) to be split up, combined or exchanged. Upon receipt of any such Rights Certificate(s) and assignment or request for split up, combination or exchange in form reasonably satisfactory to R&M, R&M shall prepare and execute a Rights Certificate or Rights Certificates as so requested and deliver such certificate(s) to the registered holder or the designated transferee. R&M may require that the registered holder of the Rights Certificate(s) surrendered pay any tax or other governmental charge that may be imposed in connection with the action to be taken but shall not require any additional service charge or other fee from the registered holder in connection with such action being taken.

          2.5 Lost, Stolen, Destroyed or Mutilated Rights Certificates. Upon receipt by R&M of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Rights Certificate and of indemnity or security reasonably satisfactory to it and reimbursement of all reasonable expenses of R&M incidental thereto, R&M shall execute and deliver a new Rights Certificate of like tenor to the registered owner to replace the Rights Certificate so lost, stolen, destroyed or mutilated.


                           ARTICLE III

                       EXERCISE OF RIGHTS

          3.1 Exercise. (a) During the period commencing on January 1, 1995 and ending on the Expiration Date, a registered holder of Rights may exercise such Rights, in whole or in part (but only in increments of a whole Block of Rights or the remaining Rights held by a person holding less than a Block of Rights), at any time or from time to time, by surrendering the Rights Certificate(s) evidencing the Rights to be exercised to R&M with the exercise form on the Rights Certificate(s) completed and duly executed (with the signature guaranteed). No Rights may be exercised prior to January 1, 1995 or after the Expiration Date. The exercise will be deemed to have been made on the date that the registered holder delivers the Rights Certificate(s) with the exercise form duly completed and delivered (the "Exercise Date") to R&M in accordance with Section 13.9 of this Agreement provided the date R&M actually receives the exercise form is within five days of the date the registered holder executed the exercise form. If any of the payment for the Rights is to be made to anyone other than the registered holder, the exercise form shall be completed to show the name, address, and identification number or social security number of the person or persons to whom payment is to be made.

          (b) Effective upon the Exercise Date, the Rights being exercised shall terminate and thereafter shall represent only the right to receive the Exercise Payment on the Payment Date. Upon any partial exercise of the Rights evidenced by a Rights Certificate, R&M will issue and deliver to or upon the order of the registered holder of the Rights a new Rights Certificate evidencing the remaining unexpired Rights evidenced by the Rights Certificate which was surrendered.

          (c) Notwithstanding anything in this Article III to the contrary, no Rights may be exercised after a Redemption
Notice has been given by R&M.

          3.2 Payment for Rights; Method of Payment. Upon any exercise of Rights, R&M shall pay to the registered holder of the Rights being exercised or such person's assignee an amount (the "Exercise Payment") equal to the number of Rights being exercised multiplied by the Spread calculated as of the Exercise Date. The Exercise Payment shall be made, at R&M's sole discretion, by (i) paying the Exercise Payment in cash (a "Cash Payment"), or (ii) issuing or transferring a number of Shares (a "Share Payment"), rounded up to the nearest whole Share, determined by dividing the Exercise Payment by the Market Value of a Share on the Exercise Date, or (iii) making a combination of a Cash Payment and a Share Payment yielding the same aggregate amount as the Exercise Payment. As soon as practicable, R&M shall notify the registered holder of the Rights being exercised as to whether R&M will make the Exercise Payment with a Cash Payment, a Share Payment or a combination of both, and shall state the amount of cash and/or the number of Rights Shares to be issued, a schedule showing how the Exercise Payment was calculated, and the Payment Date on which payment will be made (which shall be not later than 10 Business Days after the Exercise Date). Notwithstanding the foregoing, however, if any Rights are exercised prior to June 30, 1995, R&M may defer making the Exercise Payment (the amount of which, nevertheless, shall be calculated as of the Exercise
Date) until a later date selected by R&M, which shall be not later than June 30, 1995.

          3.3 Cash Payment. If all or any portion of an Exercise Payment is to be made by a Cash Payment, on the Payment Date R&M shall cause the amount of cash (less any amount R&M is required by law to withhold from such payment) to be paid by wire transfer of immediately available funds to the account specified by the registered holder of the Rights.

          3.4 Share Payment. If all or any portion of an Exercise Payment is to be made by a Share Payment, on the Payment Date R&M shall cause to be issued in the name of, and delivered to, the registered holder of the Rights, or as such holder otherwise has directed, a certificate or certificates for the number of fully-paid and non-assessable Shares as constitute the Share Payment (less any amount R&M is required to withhold from such payment), with each certificate dated as of the Exercise Date. Each certificate so delivered shall be in such authorized denomination as may be requested by the registered holder of the Rights that were exercised and shall bear any legend required by
Article VII.

          3.5  Payment Following Triggering Event.
Notwithstanding any other provision of this Agreement to the contrary, if Rights are exercised within 30 days after the occurrence of a Triggering Event or if a Triggering Event occurs after exercise but before payment, R&M shall make the Exercise Payment with a Cash Payment only (and not with a Share Payment or a combination of a Cash Payment and a Share Payment); provided, however, if at the time such Cash Payment is required to be made pursuant to this Section 3.5, R&M is not permitted under the terms of the Credit Agreement or the Subordinated Notes to make such Cash Payment, then a Share Payment shall be made; provided, however, any person who exercised his SARs anticipating a Cash Payment on account of a Triggering Event may, within two business days after receiving actual notice from R&M that a Share Payment rather than a Cash Payment will be made, revoke his exercise and such exercise shall be deemed of no force and effect.
Immediately after R&M has actual knowledge of the occurrence of a Triggering Event, R&M shall give notice to holders of SARs that a Triggering Event has occurred and shall advise such holders, based on information then available to R&M, whether Cash Payments or Share Payments would be made if the holder exercised his SARs within 30 days after the occurrence of a Triggering Event.

          3.6 Purchase and Sale of Shares by R&M or an Affiliate. In the event R&M intends to purchase or sell Shares in a public trading system or exchange (other than pursuant to an offering registered under the Securities Act) or R&M has knowledge that an Affiliate of R&M intends such a purchase or sale (other than pursuant to SEC Rule 144) then, R&M shall give written notice of any such intended purchase or sale transaction to Eagle at least five days prior to the execution of any such transaction, unless Eagle waives in writing the requirement of the giving of such notice. Eagle shall be entitled at any time to request and receive information concerning R&M's purchases and sales of Shares or present intention with respect to the same.


                           ARTICLE IV

                      REDEMPTION OF RIGHTS

          4.1 Redemption. If the average Market Value of a Share during any period of 20 consecutive trading days after December 31, 1994 equals or exceeds the Maximum Spread Price, R&M, within five Business Days after the end of any such 20-day period, may redeem all (and not less than all) of the outstanding Rights by giving written notice of the redemption (a "Redemption Notice") to each registered holder of Rights. On the date specified in the Redemption Notice (the "Redemption Date"), which shall be within five Business Days after the Redemption Notice is given, R&M shall redeem the outstanding Rights by paying an amount to each registered holder of such Rights equal to the number of Rights held by such holder multiplied by the Maximum Spread (the "Redemption Payment"). The Redemption Payment shall be made, in R&M's sole discretion, by (i) making a Cash Payment equal to the Redemption Payment, or (ii) issuing a Share Payment (rounded up to the nearest whole Share) determined by dividing the Redemption Payment by the Maximum Spread Price, or (iii) making a combination of a Cash Payment and a Share Payment yielding the same aggregate amount as the Redemption Payment.

          4.2 Cash Payment. If all or any portion of the Redemption Payment is to be made by a Cash Payment, on the Redemption Date R&M shall cause the amount of cash (less any amount R&M is required by law to withhold from such payment) to be paid by wire transfer of immediately available funds to the account specified by the registered holder of the Rights.

          4.3 Share Payment. If all or any portion of the Redemption Payment is to be made by a Share Payment, on the Redemption Date R&M shall cause to be issued in the name of, and delivered to, the registered holder of the Rights, a certificate or certificates for the number of fully-paid and non-assessable Shares as constitute the Share Payment (less any amount R&M is required by law to withhold from such payment), with each certificate dated as of the Redemption Date. Each certificate so delivered shall be in such authorized denomination as may be requested by the registered holder of the Rights and shall bear any legend required by Article VII.

          4.4 Effectiveness of the Redemption. Effective on the Redemption Date and the making of the Redemption Payment, all outstanding Rights shall terminate and be of no further force and effect.

                            ARTICLE V

                      ADJUSTMENT OF RIGHTS

          5.1  Adjustment.  The outstanding Rights, the Base
Price, the Maximum Spread, the Maximum Spread Price and the number of Rights constituting a Block of Rights shall be adjusted from time to time as provided in this Article V.

          5.2 Adjustment Upon Issuance or Sale of Additional Shares. (a) If R&M issues or sells any Shares, other than pursuant to an Authorized Employee Plan, for no consideration or for a consideration per Share that is less than the Market Value of a Share immediately prior to the issuance or sale, the outstanding Rights, the Base Price, the Maximum Spread, the Maximum Spread Price and the number of Rights constituting a Block of Rights shall be adjusted as follows:

               (i) Each outstanding Right shall be adjusted to be a number of Rights determined by multiplying 1 by the Number Adjustment Fraction (calculated as hereafter provided). The number of Rights constituting a Block of Rights shall be adjusted to be equal to the number of Rights which, prior to the issuance or sale, constituted a Block of Rights, multiplied by the Number Adjustment Fraction. The Base Price, the Maximum Spread and the Maximum Spread Price shall be adjusted by multiplying the amounts which, prior to the issuance or sale, were the Base Price, the Maximum Spread and the Maximum Spread Price, respectively, by the Price Adjustment Fraction (calculated as hereafter provided).

              (ii) The "Number Adjustment Fraction" for an adjustment shall be a fraction, the numerator of which is the Market Value of a Share immediately prior to the issuance or sale of the additional Shares for which the adjustment is being made, multiplied by the number of Shares outstanding immediately after the issuance or sale, and the denominator of which is the sum of: (A) the Market Value of a Share immediately prior to the issuance or sale, multiplied by the number of Shares outstanding immediately prior to the issuance or sale, and (B) the price, if any, at which the additional Shares are being issued or sold, multiplied by the number of additional Shares being issued or sold. The "Price Adjustment Fraction" for an adjustment shall be the reciprocal of the Number Adjustment Fraction.

          (b)  For purposes of making adjustments pursuant to
Section 5.2(a), the following provisions shall apply:

               (i) If the additional Shares are issued or sold for cash, the consideration received by R&M for purposes of the adjustment shall be deemed to be the net cash proceeds received by R&M for such Shares after deducting all commissions paid by R&M in connection with the issuance or sale, including all underwriter's discount, concession, or reallowance.

              (ii) If the additional Shares are issued or sold for consideration other than cash (and other than upon conversion or exchange of other securities of R&M), the consideration received by R&M for purposes of the adjustment shall be deemed to be the value of such consideration, as reasonably determined by the Board of Directors of R&M.

             (iii) If the additional Shares are issued as a dividend, the aggregate number of Shares issued in payment of such dividend shall be deemed, for purposes of the adjustment, to have been issued on the day following the record date for determination of the shareholders entitled to receive the dividend.

              (iv) If R&M issues or sells any options or rights to subscribe (other than the Rights and other than options or rights granted under an Authorized Employee
          Plan) that are exercisable for a consideration per Share that is less than the Market Value of a Share on the date immediately prior to the issuance or sale of such options or rights, the issuance or sale of such options or rights shall be deemed, for purposes of the adjustment, to be the issuance at such time of the maximum number of Shares that may be acquired upon exercise of such options or rights (whether or not then exercisable) at the consideration per Share, if any, that is payable thereunder plus the consideration, if any that R&M received for such options or rights.

               (v) If R&M issues or sells any securities (other than options or rights) that are convertible into or exchangeable for Shares at a consideration per Share that is less than the Market Value of a Share on the date immediately prior to the issuance or sale of such securities, the issuance or sale of such securities shall be deemed, for purposes of the adjustment, to be the issuance at such time of the maximum number of Shares that may be acquired upon conversion or exchange of such securities (whether or not then convertible or exchangeable) for consideration equal to the net consideration received by R&M for such securities after deducting all commissions (including all underwriter's discount, concession, or reallowance) paid by R&M in connection with the issuance or sale of such securities plus the consideration, if any, to be received by R&M upon the exchange or conversion.

              (vi) Upon expiration of any options or rights to subscribe or termination of any right to convert or exchange for which an adjustment was made upon issuance or sale under this Section 5.2, another adjustment shall be made in order to eliminate the effect of the earlier adjustment as it related to those options, rights to subscribe, conversion rights or exchange rights that terminated or expired unexercised.

             (vii) The number of Shares outstanding shall not include, for purposes of the adjustment, any Shares held in R&M's treasury or any Shares which may be issued or sold upon the exercise of options or other rights heretofore or hereafter granted under an Authorized Employee Plan, but shall include the aggregate number of Shares deliverable upon the exercise of all other outstanding options, rights to subscribe (other than the Rights) and other securities that are convertible into or exchangeable for Shares (whether or not then exercisable).

          5.3 Adjustment Upon Subdivision or Combination of Shares. If R&M at any time subdivides the Shares, the outstanding Rights and the number of Rights constituting a Block of Rights thereupon shall be proportionately increased and the Base Price, the Maximum Spread and the Maximum Spread Price thereupon shall be proportionately decreased. If R&M at any time combines the Shares, the outstanding Rights and the number of Rights constituting a Block of Rights thereupon shall be proportionately decreased and the Base Price, the Maximum Spread and the Maximum Spread Price thereupon shall be proportionately increased.

          5.4 Effect of Reorganization, Reclassification, Consolidation or Merger. (a) If a capital reorganization or reclassification of the capital stock of R&M, a consolidation, merger or share exchange of R&M with another corporation or entity or the sale of all or substantially all of R&M's assets to another corporation is effected in such a way that holders of Shares are entitled to receive Other Securities with respect to or in exchange for Shares, then the Market Value of a Share for purposes of this Agreement thereafter shall be the sum of (i) the Market Value of a Share, if the Shares were not given up by the holders in such reorganization, reclassification, consolidation, merger or share exchange, and (ii) the value of the Other Securities (after issuance of the same) to which the holder of a Share was entitled to receive in such reorganization, reclassification, consolidation, merger or share exchange and, as a condition of such reorganization, reclassification, consolidation, merger, share exchange or sale, lawful and adequate provision shall be made so that if R&M (or its successor) thereafter makes a Share Payment with respect to the Rights, the payment for each Right so paid shall be a combination of Shares (if the Shares were not given up by the holders in such reorganization, reclassification, consolidation, merger or share exchange) and Other Securities in the same proportion as are held after the reorganization, reclassification, consolidation, merger, share exchange or sale with respect to each Share outstanding immediately prior to such transaction. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Rights to the end that the provisions for adjustments provided for in this Article V thereafter shall be applicable in relation to any Shares or Other Securities thereafter deliverable upon exercise of the Rights.

          (b) In the event of a merger or consolidation of R&M with or into another corporation or entity, a share exchange of R&M with another corporation or the sale of all or substantially all of R&M's assets, as a result of which a number of Other Securities of the surviving or purchasing corporation greater or less than the number of Shares of R&M outstanding immediately prior to such merger, consolidation, share exchange or purchase are issuable to holders of Shares, an adjustment shall be made under Section 5.3 in the same manner as though there were a sub-division or combination of the outstanding Shares.

          (c) R&M shall not effect any such consolidation, merger, share exchange or sale unless, prior to the consummation thereof, the successor corporation or entity (if other than R&M) resulting from such consolidation or merger or the corporation exchanging shares or purchasing such assets shall assume, by written instrument mailed or delivered to each registered holder of a Right at the last address of such holder appearing on the books of R&M, the obligation to deliver to each such holder such Other Securities to which, in accordance with the foregoing provisions, such holder may be entitled, and, in the case of a merger or consolidation, agrees to assume all other obligations of R&M under this Agreement, including without limitation, the obligations under Article 8.

          5.5 Adjustment Certificate. Whenever any adjustment is made as provided in Section 5.2, Section 5.3 or Section 5.4, R&M shall mail to each registered holder of Rights a certificate signed by an officer of R&M and showing in reasonable detail the adjustment to be made, the facts requiring the adjustment and the outstanding Rights, the number of Rights constituting a Block of Rights, the Base Price, the Maximum Spread and the Maximum Spread Price both before and after the adjustment. Unless at least a majority of the holders of the Rights object to the adjustments shown on such certificate within ten days of the holders receipt of the same, such adjustments as shown on such certificate shall be final for purposes of this Agreement.

          5.6 Issuance of New Rights Certificates. R&M may, at its option, issue new Rights Certificates evidencing outstanding Rights in such form as may be approved by its Board of Directors (which shall replace and be in lieu of the outstanding Rights Certificates) to reflect any adjustment or change in the Rights made in accordance with this Article V. If R&M determines to issue new Rights Certificates in accordance with the foregoing sentence, R&M shall so notify the registered holders of the outstanding Rights Certificates, who then shall be required to surrender such outstanding Rights Certificates to R&M within a reasonable period of time after such notice, as determined by R&M, for replacement by R&M with the new form of Rights Certificates so approved.

          5.7 Notice of Certain Events. R&M shall give to each registered holder of Rights at least 10 days prior written notice of the record date for (i) any dividend or other distribution declared with respect to the Shares, (ii) any subscription rights offered pro rata to the holders of the Shares to acquire any additional Shares or other securities, (iii) any capital reorganization or reclassification of R&M's capital stock or any consolidation, merger or share exchange of R&M with, or sale of all or substantially all of R&M's assets to, another person, or
(iv) any voluntary or involuntary dissolution, liquidation or winding up of R&M, or (v) any action to be taken by R&M not identified in this Section 5.7, which would require an adjustment with respect to the Rights under Article V of this Agreement.

          5.8 Other Dilutive Events. If any event shall occur as to which the other provisions of this Article V are not strictly applicable but the failure to make any adjustment would not maintain the economic value of the Rights in accordance with the essential intent and principles hereof then, in each such case, the Independent Appraiser shall be appointed and shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this
Article V, necessary to preserve, without dilution, the economic value of the Rights measured in terms of the fair value thereof immediately prior to such event.


                           ARTICLE VI

                      EXPIRATION OF RIGHTS

          6.1 Expiration of Rights. All Rights that have not been exercised prior to the Expiration Date shall expire on the Expiration Date, and thereafter shall represent only the right to receive the Expiration Payment.

          6.2 Payment Upon Expiration of Rights. Upon expiration of the Rights pursuant to Section 6.1, R&M shall pay to each registered holder of such Rights an amount equal to the number of Rights held by such holder multiplied by the Spread as of the Expiration Date (the "Expiration Payment"). The Expiration Payment shall be made, in R&M's sole discretion, by
(i) making a Cash Payment equal to the Expiration Payment, or
(ii) issuing a Share Payment (rounded up to the nearest whole Share) determined by dividing the Expiration Payment by the Market Value of a Share on the Expiration Date, or (iii) making a combination of a Cash Payment and a Share Payment yielding the same aggregate amount as the Expiration Payment. As soon as practicable after the Expiration Date, R&M shall notify the registered holders of the Rights that were outstanding on such date as to whether R&M will make the Expiration Payment with a Cash Payment, a Share Payment or a combination of both, and shall state the amount of cash and/or the number of Rights Shares to be issued, state in reasonable detail how the Expiration Payment was calculated and the Payment Date, which shall be within 10 Business Days after the Expiration Date.

          6.3 Cash Payment. If all or any part of the Expiration Payment is to be made by a Cash Payment, on the Payment Date R&M shall cause the amount of cash (less any amount R&M is required by law to withhold from such payment) to be paid by wire transfer of immediately available funds to the account specified by the registered holder of the Rights.

          6.4 Share Payment. If all or any portion of the Expiration Payment is to be made by a Share Payment, on the Payment Date R&M shall cause to be issued in the name of, and delivered to, the registered holder of the Rights, a certificate of certificates for the number of fully-paid and non-assessable Shares as constitute the Share Payment (less any amount R&M is required to withhold from such payment), with each certificate dated as of the Expiration Date. Each certificate so delivered shall be in such authorized denomination as may be requested by the registered holder of the Rights and shall bear any legend required by Article VII.


                           ARTICLE VII

                    RESTRICTIONS ON TRANSFER
                   OF RIGHTS AND RIGHTS SHARES

          7.1  General Restrictions on Transfer.  (a)
Notwithstanding any other provision of this Agreement to the contrary, no Rights or Rights Shares may be transferred unless all applicable conditions set forth in this Article VII are satisfied. The provisions of this Article VII are intended, among other things, to assure compliance with the requirements of the Securities Act with respect to any transfers of Rights and Rights Shares.

          (b) No Rights or Rights Shares may be transferred unless and until (i) the transfer has been duly registered under the Securities Act and all applicable state securities laws, or
(ii) the registered holder of the Rights or the Rights Shares to be transferred delivers, at such person's expense, a written opinion addressed to R&M from counsel reasonably acceptable to R&M to the effect that the proposed transfer may be effected without registration under the Securities Act or any applicable state securities laws. Notwithstanding the preceding sentence, the Rights may be transferred upon the death of a holder or to a holder's spouse or lineal descendants during the holder's lifetime. In addition, without the consent of R&M or any opinion of counsel, any holder of Rights or Rights Shares may transfer all or part of the Rights or Shares to any Affiliate of such holder or holders, to any employee of such holder or holders, to any employee of any Affiliate of such holder or holders, to any successor to such holder or holders by operation of law or to any person that purchases all or substantially all the assets of such holder or holders.

          (c) The restrictions set forth in Section 7.1(b) shall cease to apply to Rights or Rights Shares if the legend described in Section 7.2 is not present on the Rights Certificate evidencing the Rights or if the legend described in Section 7.3 is not present on the certificate evidencing the Rights Shares, as the case may be, in accordance with Section 7.2 and Section 7.3, respectively.

          7.2 Legend for Rights Certificates. Except as otherwise provided in this Section 7.2, each Rights Certificate initially issued by R&M shall bear a legend in substantially the following form when issued:

          "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and may not be sold or transferred unless registered under the Act and all applicable state securities laws or unless an exemption from such registration requirements is available at the time of transfer. Transfer of the securities evidenced hereby is subject to the restrictions set forth in Article VII of the SAR and Registration Rights Agreement dated as of June 30, 1994 between Robbins & Myers,
          Inc. and Eagle Industrial Products
          Corporation, a copy of which will be mailed to the holder of this certificate within five days after a written request therefor is delivered to Robbins & Myers, Inc., 1400
          Kettering Tower, Dayton, Ohio 45423."

Any Rights Certificate issued at any time upon transfer of, or in exchange for or replacement of, any Rights Certificate bearing such legend also shall bear such legend unless the holder of the Rights Certificate delivers to R&M, at such person's expense, a written opinion addressed to R&M of counsel reasonably acceptable to R&M to the effect that the Rights represented by such Rights Certificate need no longer be subject to the restrictions contained in Section 7.1(b).

          7.3 Legend for Rights Shares. Each certificate representing Rights Shares issued upon exercise of Rights shall bear a legend in substantially the following form, unless at the time of exercise such Rights Shares have been registered under the Securities Act:

          "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and may not be sold or transferred unless registered under the Act and all applicable state securities laws or unless an exemption from such registration requirements is available at the time of transfer. Transfer of the securities evidenced hereby is subject to the restrictions set forth in Article VII of the SAR and Registration Rights Agreement dated as of June 30, 1994 between Robbins & Myers,
          Inc. and Eagle Industrial Products
          Corporation, a copy of which will be mailed to the holder of this certificate within five days after a written request therefor is delivered to Robbins & Myers, Inc., 1400
          Kettering Tower, Dayton, Ohio 45423."

Any certificate for Rights Shares issued at any time upon transfer of, or in exchange for or replacement of, any certificate for Rights Shares bearing such legend also shall bear such legend unless the holder of the certificate delivers to R&M, at such person's expense, a written opinion addressed to R&M of counsel reasonably acceptable to R&M to the effect that the securities represented by such certificate need no longer be subject to the restrictions contained in Section 7.1(b).

          7.4 Additional Restriction on Transfer of Rights. (a) In addition to the restrictions on transfer of the Rights and Rights Certificates set forth in Section 7.1(b), prior to June 30, 2000, neither Eagle nor any Affiliate of Eagle shall transfer any Rights or Rights Shares to any person (other than to a person exercising the Refusal Right described in Section 7.5 or to an Affiliate of Eagle) if, after such transfer, the aggregate number of Shares Beneficially Owned by the transferee and the transferee's Affiliates and Associates upon exercise of Rights Beneficially Owned by such persons would exceed 5% of the number of Shares then outstanding, as shown in the most recent report filed by R&M with the SEC pursuant to the Exchange Act which states the number of Shares outstanding (assuming, solely for purposes of the calculation, that all of such Rights then are exercisable and, upon exercise, R&M would issue a number of Shares determined by multiplying the number of Rights by the Maximum Spread and dividing the results by the Maximum Spread Price).

          (b)  Each Rights Certificate and certificate evidencing
Rights Shares issued by R&M to Eagle or any Affiliate of Eagle prior to June 30, 2000 shall bear substantially the following legend when issued:

          "Transfer of the securities evidenced hereby is subject to certain restrictions with respect to the persons to whom the securities may be transferred, as set forth in Section
          7.4 of the SAR and Registration Rights
          Agreement dated as of June 30, 1994 between Robbins & Myers, Inc. and Eagle Industrial
          Products Corporation, a copy of which will be mailed to the holder of this certificate within five days after a written request therefor is delivered to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio
          45423."

          7.5 Refusal Right. (a) In addition to the other restrictions on transfer of the Rights and Rights Shares set forth in this Article VII, prior to June 30, 2000, neither Eagle nor any Affiliate of Eagle shall sell, assign, pledge or otherwise transfer (a "Disposition") any Rights or Rights Shares to any person who is not an Affiliate of Eagle without first delivering a written notice (the "Transfer Notice") to R&M and to MHM at least 10 days prior to the proposed Disposition. The Transfer Notice shall describe the proposed Disposition fully, including the number of Rights or Rights Shares proposed to be transferred, the proposed transfer price and the name and address of the proposed transferee. The Transfer Notice shall be signed by both the holder of the Rights Shares to be transferred and the proposed transferee. R&M shall have the right (a "Refusal Right") to purchase all of the Rights or Rights Shares subject to the Transfer Notice on the terms and conditions of the Disposition described in the Transfer Notice by delivering a notice of exercise to the holder of the Rights or Rights Shares covered by the Transfer Notice at any time within the 10-day period after R&M actually receives the Transfer Notice; provided, however, that if R&M does not exercise the Refusal Right within such period, MHM may exercise the Refusal Right by delivering a notice of exercise to the holder of the Rights or Rights Shares covered by the Transfer Notice at any time within such 10-day period.

          (b) If R&M or MHM exercises the Refusal Right, the holder of the Rights or Rights Shares subject to the Transfer Notice shall transfer the Rights or Rights Shares to R&M or MHM, as the case may be, on the same terms and conditions as the Disposition described in the Transfer Notice; provided, however, that if the Transfer Notice provides for payment for the Rights or Rights Shares other than in cash at the closing, R&M or MHM (as the case may be) shall have the option of paying the fair market value cash equivalent (as determined by the Independent Appraiser) of the consideration described in the Transfer Notice.

          (c) If neither R&M nor MHM exercises the Refusal Right within the periods specified in Section 7.5(a), the holder of the Rights or Rights Shares covered by the Transfer Notice may, not later than 180 days following the date the Transfer Notice was delivered to R&M and MHM, conclude the Disposition described in the Transfer Notice (subject, however, to any other restrictions imposed by this Agreement) on the terms and conditions described therein; provided, however, that the price at which the Disposition is concluded may be less than the price set forth in the Transfer Notice, but not less than 90% of such price. Any proposed Disposition on terms and conditions different from those set forth in the preceding sentence shall again be subject to the Refusal Right of R&M and MHM in accordance with Section 7.5(a).

          (d)  Each Rights Certificate and certificate evidencing
Rights Shares issued by R&M to Eagle or any Affiliate of Eagle prior to June 30, 2000 shall bear substantially the following legend when issued:

          "The securities evidenced hereby are subject to a right of first refusal applicable to any proposed sale or transfer, as set forth in
          Section 7.5(a) of the SAR and Registration
          Rights Agreement dated as of June 30, 1994 between Robbins & Myers, Inc. and Eagle
          Industrial Products Corporation, a copy of which will be mailed to the holder of this certificate within five days after a written request therefor is delivered to Robbins &
          Myers, Inc., 1400 Kettering Tower, Dayton,
          Ohio 45423."


                          ARTICLE VIII

                    DEMAND REGISTRATION RIGHT

          8.1 Exercise of Demand Registration Right. During the period from January 1, 1995 through December 31, 2002, the registered holders of at least a majority of the outstanding Rights Shares may exercise Demand Registration Rights by giving written notice to R&M at least 40 days prior to the proposed date of filing (but no more than one such notice involving an underwritten offering may be given in a 15-month period if a Demand Registration Statement becomes effective as a result of such notice being given), setting forth the number of Rights Shares to be included in the Demand Registration Statement and the proposed date of filing of the Demand Registration Statement. Upon receipt of the written notice, R&M promptly shall send a copy of such notice to each registered holder of Rights Shares who did not exercise the Demand Registration Right. The holders of Rights Shares shall have three Demand Registration Rights hereunder, which become effective under the Securities Act, provided, however, only two of the Demand Registration Rights may involve firm-commitment offerings (it being understood that the other Demand Registration Right would not involve a firm commitment underwriting).

          8.2 Filing of Demand Registration Statement. Upon exercise of the Demand Registration Right pursuant to Section
8.1, R&M shall use its best efforts to:

          (a) prepare and file within 40 days a Demand Registration Statement with respect to the Rights Shares as to which the Demand Registration Right was exercised together with all other Rights Shares as to which the registered holders have requested R&M include in the Demand Registration Statement within 15 days after the giving of the notice by R&M referred to in
     Section 8.1;

          (b) cause the Demand Registration Statement to become effective as promptly as possible;

          (c) qualify the Rights Shares registered on the Demand Registration Statement for offer and sale in accordance with the securities laws of the jurisdictions reasonably designated by the holders of a majority of the Rights Shares to be registered;

          (d) maintain the effectiveness of the Demand Registration Statement and the other qualifications for a period, not exceeding 180 (exclusive of anytime period that effectiveness was suspended due to action by R&M) days in the case of a firm-commitment underwriting and as long as permitted under SEC rules and regulations applicable to continuous offerings (but in no event more than three years) in the case of a best-efforts offering, during which a prospectus is required to be delivered in connection with sales of the Rights Shares registered on the Demand Registration Statement;

          (e)  amend or supplement the Demand Registration
     Statement and prospectus as necessary to comply with the Securities Act and other applicable laws and regulations;

          (f) provide a reasonable number of copies of the Demand Registration Statement (including exhibits), preliminary prospectus, final prospectus and any amendments or supplements thereto to the holders of the Rights Shares registered on the Demand Registration Statement, upon request;

          (g)  permit and facilitate the public
     underwriting, offering and sale of the Rights Shares registered on the Demand Registration Statement;

          (h) cause all such Rights Shares to be listed on each securities exchange on which similar securities issued by R&M are then listed and to be qualified for trading on each system on which similar securities issued by R&M are from time to time qualified;

          (i) provide a transfer agent and registrar for all such Rights Shares not later than the effective date of such registration statement and thereafter maintain such a transfer agent and registrar; and otherwise cooperate with the sellers of the Rights Shares and the managing underwriter to facilitate the timely preparation and delivery of certificates representing the Rights Shares to be sold and not bearing any restrictive legends, and enable such Rights Shares to be in such denominations and registered in such names as the managing underwriter may reasonably request at least two business days prior to any sale of Rights Shares to the underwriters;

          (j)  enter into such customary agreements
     (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Rights Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Rights
     Shares including without limitation:

               (i)  making such representations and
          warranties to the underwriters in form, substance and scope, reasonably satisfactory to the managing underwriter, as are customarily made by issuers to underwriters in primary underwritten offerings;

              (ii)  obtaining opinions and updates thereof
          of counsel which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter, addressed to the managing underwriter covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the managing underwriter;

             (iii) causing the underwriting agreements to set forth in full the indemnification provisions and procedures of Article X (or such other substantially similar provisions and procedures as are customary in offerings involving the managing underwriter) with respect to all parties to be indemnified pursuant to said Section; and

              (iv)  delivering such documents and
          certificates as may be reasonably requested by the sellers of Rights Shares to evidence compliance with the provisions of this Section 8.2 and with any customary conditions contained in the underwriting agreement or other related agreement entered into by R&M.

          (k)  make available for inspection by any
     underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of R&M, and cause R&M's officers, directors, employees and independent accountants to be available on a reasonable basis and cooperate with such parties' "due diligence" and to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

          (l) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of R&M's first day of R&M's first full calendar quarter after the effective date of registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

          (m) permit any holder of Rights Shares which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of R&M, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to R&M in writing, which in the reasonable judgment of such holder and its counsel should be included;

          (n)  make available appropriate management
     personnel for participation in the preparation and drafting of such registration or comparable statement, for due diligence meetings and for "road show" meetings;

          (o) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Shares included in such registration statement for sale in any jurisdiction, R&M will use its reasonable best efforts promptly to obtain the withdrawal of such order; and

          (p)  obtain a cold comfort letter from R&M's
     independent public accountants addressed to the selling holders of Rights Shares in customary from and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Rights Shares being sold reasonably request.

          8.3  Obligations of Holders of Rights Shares.  (a)
Each holder of Rights Shares to be included in the Demand
Registration Statement filed by R&M shall provide the following to R&M in writing:

          (i) all information within the possession or knowledge of such holder required by the applicable rules and regulations of the SEC and any applicable state securities laws concerning the proposed method of sale or other disposition of the Rights Shares being registered and the identity of and compensation to be paid to any proposed underwriter(s) to be employed in connection therewith; and

         (ii)  if the Rights Shares are to be sold and
     distributed over a period of time, or from time to time, such undertaking as R&M and its counsel reasonably may require in order to assure full compliance with the Securities Act and the Exchange Act.

          (b) If during the effectiveness of the Demand Registration Statement, an intervening event occurs which, in the reasonable opinion of R&M's counsel, makes the prospectus included in the Demand Registration Statement no longer comply with the Securities Act, R&M shall so notify the holders of the Rights Shares registered on the Demand Registration Statement and such holders shall make no further offers or sales or other dispositions of Rights Shares under the Demand Registration Statement until they receive from R&M a new, amended or supplemented prospectus complying with the Securities Act. R&M shall keep such holders fully informed as to the status of its efforts to cause a new, amended or supplemented prospectus to be made available for use by such holders.

          8.4 Delay of Demand Registration Statement. R&M may delay the filing or effectiveness of a Demand Registration Statement for an initial period of up to 60 days after the proposed filing date specified in the notice referred to in
Section 8.1 and thereafter may extend such delay for an additional period of up to 30 days if (and only if), with respect to each such delay, the Board of Directors of R&M, in the good faith exercise of its business judgment, reasonably determines (as set forth in a resolution of the Board of Directors) that the filing or effectiveness of the Demand Registration Statement or the offering of Rights Shares thereunder would have a material adverse effect on a pending financing, acquisition, disposition of assets or other material transaction of R&M.

          8.5 Withdrawal of Exercise of Demand Registration Right. The holders of a majority of the Rights Shares to be registered on the Demand Registration Statement may withdraw the exercise and cause R&M either not to file or to withdraw the filing of a Demand Registration Statement at any time prior to the effectiveness of the Demand Registration Statement.

          8.6 Designation of Underwriter. If the offering under the Demand Registration Statement is to be made on an underwritten basis, the managing underwriter of the offering shall be designated by the holders of a majority of the Rights Shares being registered, and the terms of such underwriting shall be mutually satisfactory to the holders of at least a majority of the Rights Shares being registered.

          8.7 Expenses. Underwriting commissions and all other expenses (including, without limitation: (i) registration, filing and listing fees, (ii) printing expenses, (iii) expenses of audits or accounting services incident to such registration that would not have otherwise been incurred, and (iv) fees and expenses of counsel for the holders of the Rights Shares being registered, incurred in connection with any offering or attempted offering pursuant to a Demand Registration Statement shall be paid by the holders of the Rights Shares being registered on a pro rata basis, based on the respective number of Rights Shares being registered on behalf of each such holder. R&M shall be responsible for the fees and expenses of any counsel retained by it.

          8.8 Holdback Agreements. R&M agrees (a) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 30-day period prior to and during the 90-day period beginning on the effective date of any underwritten Demand Registration Statement, except pursuant to (i) registrations on Form S-8 or any successor form, or (ii) registrations on Form S-4 or any successor form (unless the underwriters managing the registered public offering otherwise agree), and (b) to use its reasonable efforts to obtain agreements from its officers, directors and affiliated shareholders (including, without limitation, each holder of more than 5% in number or value of the outstanding Shares), to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.


                           ARTICLE IX

                 INCIDENTAL REGISTRATION RIGHTS

          9.1  Notice of Incidental Registration Statement.
During the period from January 1, 1995 through December 31, 2002, if any Rights Shares are outstanding, R&M shall notify the registered holders of the outstanding Rights Shares at least 60 days prior to the proposed filing by R&M of any Incidental
Registration Statement.

          9.2 Exercise of Right. (a) After R&M gives notice of the proposed filing of an Incidental Registration Statement in accordance with Section 9.1, any holders of outstanding Rights Shares may exercise an Incidental Registration Right by notifying R&M of the intention of such holders to include all or any of the Rights Shares held by them in the Incidental Registration Statement at least 30 days prior to the date R&M has proposed to file the Incidental Registration Statement. If R&M timely receives such notices with respect to at least a majority of the outstanding Rights Shares, R&M shall:

          (i)  include the Rights Shares owned by such
     holders for which notice was given in the Incidental
     Registration Statement;

         (ii)  use its best efforts to cause the Incidental
     Registration Statement to become effective with the SEC as expeditiously as possible;

        (iii) use its best efforts to qualify the Shares, including the Rights Shares, covered by the Incidental Registration Statement for offer and sale in accordance with the securities laws of such jurisdictions as R&M and the holders of at least a majority of the Rights Shares being registered determine; and

         (iv) the provisions of Section 8.2(d) through (p) which are applicable to a Demand Registration Statement shall also be applicable to an Incidental Registration
     Statement.

The holders of Rights Shares shall have two Incidental
Registration Rights hereunder which become effective under the Securities Act.

          9.3 Obligation of Holders of Rights Shares. (a) Each holder of Rights Shares to be included in the Incidental
Registration Statement filed by R&M shall provide the following to R&M in writing:

          (i) all information within the possession or knowledge of such holder required by the applicable rules and regulations of the SEC and any applicable state securities laws concerning the proposed method of sale or other disposition of the Rights Shares being registered and the identity of and compensation to be paid to any proposed underwriter(s) to be employed in connection therewith; and

         (ii) if the Shares covered by the Incidental Registration Statement, including the Rights Shares, are to be sold and distributed over a period of time, or from time to time, such undertaking as R&M and its counsel reasonably may require in order to assure full compliance with the Securities Act and the Exchange Act.

          (b) If during the effectiveness of the Incidental Registration Statement, an intervening event occurs which, in the reasonable opinion of R&M's counsel, makes the prospectus included in the Incidental Registration Statement no longer comply with the Securities Act, R&M shall so notify the holders of the Rights Shares registered on the Incidental Registration Statement, and such holders thereafter shall make no further offers or sales or other dispositions of Rights Shares under the Incidental Registration Statement until they receive from R&M a new, amended or supplemented prospectus complying with the Securities Act. R&M shall keep such holders fully informed as to the status of its efforts to cause a new, amended or supplemented prospectus to be made available for use by such holders.

          9.4 Limitation on Incidental Registration Rights. R&M shall not be required to:

          (a)  include in any Incidental Registration
     Statement any Rights Shares unless the holders of such Rights Shares accept the terms of the underwriting as determined by R&M and its managing underwriter; or

          (b) if the Rights Shares exceed 10% of all of the Shares (including the Rights Shares included in the Incidental Registration Statement), include in any Incidental Registration Statement any Rights Shares, to the extent that such inclusion would, in the reasonable judgment of the managing underwriter of the offering, as set forth in a written statement to such effect, materially and adversely affect the price of the Shares in the offering or the amount of the proceeds of the offering that R&M had anticipated it would receive.

In the event that the number of Shares owned by all selling shareholders, including the Rights Shares, which may be included in any Incidental Registration Statement is limited for any reason (including, without limitation, the reasons specified in subparagraphs (b) or (c) above), then Rights Shares shall be included in the Incidental Registration Statement on a pro rata basis (based on the number of Rights Shares specified for inclusion by each holder of Rights Shares and the number of Shares other than Rights Shares to be registered) with the Shares of all other selling shareholders, if any, to be included in the Incidental Registration Statement.

          9.5 Withdrawal of Exercise of Right. The holders of at least a majority of the Rights Shares being registered on an Incidental Registration Statement may withdraw an exercise of the Incidental Registration Right hereunder with respect to such Incidental Registration Statement by giving notice of the withdrawal at any time prior to the filing of the pricing amendment or the mailing of a prospectus in accordance with Rule 430A with respect to the Incidental Registration Statement; provided, however, that the holders of the Rights Shares which were to be included in the Incidental Registration Statement shall reimburse R&M for the reasonable expenses actually incurred by R&M in connection with the attempted exercise and the withdrawal of the exercise (including, without limitation, R&M's expense in revising the Incidental Registration Statement).

          9.6 Withdrawal of Registration Statement. R&M may withdraw any Incidental Registration Statement at any time prior to its effectiveness.

          9.7 Managing Underwriter. If the offering under an Incidental Registration Statement is to be made on an underwritten basis, R&M shall designate the managing underwriter and, subject to the provisions of this Agreement, the terms and conditions of such underwriting shall be determined by R&M.

          9.8 Expenses. (a) Underwriting commissions incurred in connection with any offering pursuant to an Incidental Registration Statement shall be paid pro rata by R&M and the selling shareholders, including the holders of the Rights Shares included in the Incidental Registration Statement, on the basis of the respective numbers of Shares registered on such Incidental Registration Statement.

          (b) All other expenses incurred in connection with any offering pursuant to an Incidental Registration Statement shall be paid by R&M including, without limitation: (i) registration, filing and listing fees, (ii) printing expenses, (iii) underwriting commissions or fees (except as otherwise provided in Section 9.8(a)), (iv) expenses of audits or accounting services incident to such registration, and (v) fees and expenses of counsel for R&M, except that the holders the Rights Shares included on the Incidental Registration Statement shall be responsible for (A) the fees and expenses of any counsel retained by them, and (B) their pro rata share of any expenses incurred in any jurisdiction in which the offering is qualified that requires the expenses incurred in so qualifying the offering be borne by the selling shareholder under the circumstances of the offering.


                             ARTICLE X

                  INDEMNIFICATION WITH RESPECT TO
                   REGISTRATION AND CONTRIBUTION

          10.1 Indemnification. (a) To the extent permitted by law, R&M and each selling shareholder, including each holder of Rights Shares included in a Demand Registration Statement or an Incidental Registration Statement (a "Selling Shareholder"), shall indemnify: (i) R&M, (ii) each Selling Shareholder, and (iii) each person who is deemed to "control" R&M and each Selling Shareholder under the Securities Act including, without limitation, any officer or director of R&M and any other Selling Shareholder who signs an Incidental Registration Statement in such capacity (collectively, a "Controlling Person") (R&M, each such Selling Shareholder and each such Controlling Person hereinafter sometimes is referred to individually as an "Indemnified Party") from and against any losses, claims, damages or liabilities (but not amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Indemnifying Party, which consent may not be unreasonably withheld) (collectively, "Indemnified Claims"), insofar as such Indemnified Claims arise out of, or are based upon:

          (1)  any untrue statement or alleged untrue
     statement of a material fact contained in any Incidental Registration Statement or Demand
     Registration Statement, related prospectus or preliminary prospectus, or any amendment or supplement thereto (collectively, "Offering Documents"); or

          (2) the omission or alleged omission to state in any Offering Documents a material fact required to be stated in any Offering Documents or necessary to make the statements in any Offering Documents not misleading, and shall reimburse each other Indemnified Party for any legal or other expenses reasonably incurred by any such Indemnified Party in investigating, preparing to defend or defending any such Indemnified Claim, provided that:

          (1)  R&M shall not be liable to any Indemnified
     Party to the extent that any such Indemnified Claim arises out of or is based upon any untrue statement, alleged untrue statement, omission or alleged omission made in reliance upon written information furnished to R&M by such Indemnified Party for inclusion in any Offering Documents;

          (2) each Selling Shareholder shall be liable for any Indemnified Claim only to the extent that such Indemnified Claim arises out of or is based upon any untrue statement, alleged untrue statement, omission or alleged omission made in reliance upon written information furnished to R&M by such Selling Shareholder for inclusion in any Offering Documents; and

          (3) the indemnity and reimbursement provided for in this subdivision shall be in addition to any liability which any Indemnified Party may otherwise have to any other Indemnified Party.

          (b) If any Indemnified Party receives notice of an Indemnified Claim, it shall promptly give notice of such Indemnified Claim to each other Indemnified Party against whom it proposes to make a claim for indemnity or reimbursement with respect to such Indemnified Claim ("Indemnifying Party"). The failure of any Indemnified Party to promptly notify an Indemnifying Party of an Indemnified Claim shall not relieve the Indemnifying Party of any liability which it may have to such Indemnified Party in connection with such Indemnified Claim, except to the extent such failure adversely affects the ability of the Indemnifying Party to defend, settle or satisfy the claim.

          (c) Each Indemnifying Party shall be entitled to participate with the Indemnified Parties in the defense of any Indemnified Claim.

          (d) If a lawsuit or other proceeding or investigation is brought against an Indemnified Party and such Indemnified Party notifies the Indemnifying Parties of the commencement thereof, the Indemnifying Parties shall be entitled to participate therein and, to the extent that it shall choose, assume the defense thereof, with counsel satisfactory to such Indemnified Party, and, after notice from the Indemnifying Parties to such Indemnified Party of their election so to assume the defense thereof, the Indemnifying Parties shall not be liable to such Indemnified Party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation; provided that if (i) the Indemnifying Parties shall have failed to assume the defense of such action or proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party in any action or proceeding; or (ii) the named parties to any such action or proceeding include both such Indemnified Party and the Indemnifying Parties, and such Indemnified Party shall have been advised by counsel in writing (with a copy to the Indemnifying Parties) that there may be one or more defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Parties or if counsel faces a conflict of interest representing both Indemnified and Indemnifying Parties, then, in either case, if the Indemnified Party notifies the Indemnifying Parties in writing that it elects to employ separate counsel, such separate counsel shall be at the expense of the Indemnifying Parties and the Indemnifying Parties shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person. The Indemnifying Parties shall reimburse such expenses as they are incurred. In any event, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties. The Indemnifying Parties will not be subject to any liability for any settlement made without their consent. No Indemnifying Party shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

          10.2 Contribution. (a) In order to provide for the just and equitable contribution in circumstances under which the indemnity provided for in this Article X is for any reason held to be unenforceable by the Indemnified Parties though applicable in accordance with its terms, each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of any losses, claims, damages, liabilities or expenses of a nature contemplated by such indemnity in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties and the Indemnified Parties, but also to reflect the relative fault of the Indemnifying and Indemnified Parties in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; provided, however, that, in any such case, no Selling Shareholder shall be required to contribute any amount in excess of the purchase price of all such Shares offered pursuant to such registration statement, and no person guilty of a fraudulent misrepresentation (as determined under Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (b) The relative fault of such Indemnifying and Indemnified Parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any reasonable legal or other fees or expenses incurred by such party in connection with investigating or defending such claim.

          (c) Promptly after receipt by any party of notice of the commencement of any action, suit or proceeding, the party shall, if a claim for contribution in respect thereof is to be made against another party, notify the contributing party of the commencement thereof. The omission so to notify the contributing party shall not relieve it from any liability which it may have to any other party, except to the extent that the failure or delay adversely affects the ability of the party to defend, settle or satisfy the claim. In case any action, suit or proceeding is brought against any party, and such party notifies a contributing party of the commencement thereof, the contributing party shall be entitled to participate therein with the notifying party and any other contributing party similarly notified.

          10.3 Limitation of Market Activity. In connection with any Demand Registration Statement or any Incidental Registration Statement with respect to which the holders of Rights Shares have registration rights under Article VIII or
Article IX (whether or not the holders of the Rights Shares have exercised such rights), if so requested by the managing underwriter, no holder of any Rights Shares shall offer or sell any Shares (other than in a private transaction not involving a sale in the public market or pursuant to Rule 144 under the Securities Act) during the period when delivery of a prospectus by an underwriter or dealer may be required with respect to the offering pursuant to the Securities Act, and for a further period of time (not to exceed 90 days) from the effective date of the Incidental Registration Statement or Demand Registration Statement as the managing underwriter for the offering may specify in writing.


                           ARTICLE XI

                        PREEMPTION RIGHTS

          11.1  Notice.  At least 21 days prior to any proposed
Preemption Transaction, R&M shall give a Preemption Transaction
Notice to each registered holder of Rights.

          11.2 Preemption Rights. (a) The registered holders of Rights on the date that R&M gives a Preemption Transaction Notice shall have the right, within 21 days after receipt of such notice, to purchase for cash all (and not less than all) of the Preferred Shares and/or Preferred Convertible Securities offered pursuant to such Preemption Transaction upon substantially the same terms and conditions provided for in the Preemption Transaction.

          (b) If there is more than one registered holder of Rights on the date that R&M gives a Preemption Transaction Notice, each such registered holder of Rights who desires to purchase Preferred Shares and/or Preferred Convertible Securities offered pursuant to such Preemption Transaction shall have a right to purchase (unless all registered holders desiring to purchase Preferred Shares and/or Preferred Convertible Securities agree to a different allocation) a number of the Preferred Shares and/or Preferred Convertible Securities offered determined by multiplying the aggregate number of Preferred Shares and/or Preferred Convertible Securities offered by a fraction, the numerator of which is the number of Rights held by such registered holder and the denominator of which is the number of Rights held by all registered holders desiring to purchase Preferred Shares and/or Preferred Convertible Securities.

          (c) In the event any Preferred Shares or Preferred Convertible Securities subject to a Preemption Transaction are to be issued for consideration other than cash, the Board of Directors of R&M shall, in the good faith exercise of their business judgment expressed in a resolution adopted by the Board, determine the fair market value per Preferred Share or Preferred Convertible Security of the property to be received as consideration. Such fair market value as so determined shall be deemed to be the purchase price of such Preferred Shares and/or Preferred Convertible Securities applicable with respect to the exercise of the rights provided for in this Section 11.2.

          (d) R&M must, within 180 days following the Preemption Transaction Notice, conclude the Preemption Transaction described in the Preemption Transaction Notice on the terms and conditions described therein; provided, however, that the price at which the Preemption Transaction is concluded may be less than the price set forth in the Preemption Transaction Notice, but not less than 90% of such price. Any proposed Preemption Transaction on terms and conditions different from those set forth in the preceding sentence shall again be subject to the Preemption Rights in accordance with Section 11.2(a).

                           ARTICLE XII

                 REPRESENTATIONS AND WARRANTIES

          12.1 Representations and Warranties of R&M. R&M hereby represents, warrants, and covenants to Eagle and the holders of Rights or Rights Shares as of the date of this Agreement as follows:

         (a) Organization and Standing of R&M. R&M is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has full and complete power and authority to own its properties and assets, to carry on its business as the same is now being conducted and to execute, deliver and perform this Agreement.

         (b) Corporate Authority. The execution and delivery of this Agreement and the performance by R&M of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of R&M. This Agreement is a legal, valid and binding obligation of R&M, enforceable against R&M in accordance with its terms. Any Shares issued to the registered holder of a Rights Certificate upon due exercise of the Rights evidenced thereby will be duly authorized, validly issued, fully-paid and non-assessable and will be issued free of any liens or other charges other than applicable stock transfer taxes.

         (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation by R&M of the transactions contemplated hereby (i) will violate any provision of the Articles of Incorporation or Regulations of R&M, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of R&M under, the Articles of Incorporation or Regulations of R&M or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which R&M is a party or by which R&M or any of its properties or assets may be bound or affected.

         (d) Capitalization. As of the date of this Agreement, the authorized capital stock of R&M consists of 10,000,000 Shares, of which 5,120,471 Shares were issued and outstanding as of June 30, 1994. As of the date of this Agreement there are no outstanding options, warrants, convertible instruments or other rights, agreements or commitments to acquire capital shares of R&M granted or entered into by R&M other than options or rights granted under Authorized Employee Plans and this Agreement.

         (e) Preemptive Rights. No shareholder or other person has any preemptive rights, rights of first refusal or similar rights to acquire additional capital shares of R&M, except as provided for in this Agreement.

         (f) Transfer Restrictions. To the best of R&M's knowledge, there are no restrictions on transfer of R&M's capital shares, other than those imposed by applicable state and federal securities laws and by this Agreement.

         (g) Consents. No authorization, consent, approval, order of or filing with or notice to any third party or any governmental agency, instrumentality or authority is necessary for the execution and delivery of this Agreement by R&M or the consummation by R&M of the transactions contemplated hereby, except as otherwise provided herein.

         (h) Authorized Employee Plans. Exhibit B is a true and complete list of all Authorized Employee Plans and the information set forth on Exhibit B with respect to each plan is true and accurate as of June 30, 1994.

         (i) Reserved Shares. R&M shall at all times reserve and keep available solely for issuance, sale and delivery upon the exercise of the Rights, a number of Shares equal to the maximum number of full Shares issuable at any time upon the exercise of the Rights. All Rights Shares shall, when issued upon such exercise, (a) be duly and validly authorized and issued, fully paid and nonassessable, and (b) be free from all taxes, liens and charges with respect to the issuance thereof other than any stock transfer taxes in respect of any transfer occurring contemporaneously with such issuance.

         12.2 Representations and Warranties of Eagle. Eagle represents and warrants to R&M as of the date of this Agreement as follows:

         (a) Organization and Standing of Eagle. Eagle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full and complete power and authority to own its properties and assets, to carry on its business as the same is now being conducted and to execute, deliver and perform this Agreement.

         (b) Corporate Authority. The execution and delivery of this Agreement and the performance by Eagle of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Eagle. This Agreement is the legal, valid and binding obligation of Eagle enforceable against Eagle in accordance with its terms.

         (c) No Violation. Neither the execution or delivery of this Agreement nor the consummation by Eagle of the transactions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of Eagle, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of Eagle under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of Eagle or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Eagle is a party or by which Eagle or any of its properties or assets may be bound or affected.

         (d) Investment Representations. Eagle is an "accredited investor" as defined in Rule 501 adopted under the Securities Act. Eagle is acquiring the Rights for its own account and not with a view to any distribution thereof. Eagle acknowledges that the issuance of the Rights pursuant to this Agreement has not been, and the issuance of any Shares issued upon exercise of Rights will not be, except as contemplated herein, registered under the Securities Act or any applicable state securities laws, in reliance upon an exemption from the registration requirements of the Securities Act and such state laws, and neither the Rights nor any Shares so issued may be resold or transferred unless registered under the Securities Act and such state laws or unless an applicable exemption from registration is available (and the Rights Certificates and the certificates evidencing any such Rights Shares will bear legends setting forth such restrictions and the other restrictions imposed under this Agreement). Eagle acknowledges receiving copies of R&M Reports and that it has had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the issuance of the Rights and to obtain any additional information which R&M possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information provided by R&M to Eagle.


                          ARTICLE XIII

                          MISCELLANEOUS

          13.1 Amendment. No modification or amendment of any provision of this Agreement shall be effective unless made in a written instrument, duly executed by R&M and the holder or holders of at least a majority of the outstanding Rights, if any; provided, however, that no such amendment shall materially adversely affect the rights hereunder of any holder of outstanding Rights or Rights Shares without the approval of such holder.

          13.2 Further Assurances. Both parties shall execute and deliver, or cause to be executed and delivered, all such instruments, certificates, and documents, and shall take all such other actions, as the other party to this Agreement may reasonably request from time to time in order to effectuate the purposes and intent of this Agreement.

          13.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, however, neither party may assign its rights under this Agreement without the written consent of the other party hereto.

          13.4 Counterparts; Headings. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretations of this Agreement.

          13.5 Entire Agreement. This Agreement and the exhibits, other instruments, and documents referred to herein contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts, whether oral or written, prior to the date hereof.

          13.6 Waiver. The failure of either party to insist in any one or more instances upon performance of any provision of this Agreement or to take advantage of any right hereunder shall not be construed as a waiver of any such provision or the relinquishment of any such right, and the same shall continue and remain in full force and effect. No single or partial exercise by a party of any right or remedy shall preclude other or further exercise of any other right or remedy. Waiver by either party of any breach of any provision of this Agreement shall not constitute or be construed as a continuing waiver or as a waiver of any other breach of any other provision of this Agreement.

          13.7 Severability. In the event that any word, phrase, clause, sentence, or other provision of this Agreement shall violate any applicable law, such provision shall be invalid to the extent of such violation without affecting the validity or enforceability of any other provision of this Agreement.

          13.8 Resolution of Disputes. (a) In the event a dispute between R&M and Eagle arises under the terms of this Agreement, either party may send to the other a letter of dispute setting forth in particular the subject matter of the dispute ("Disputed Matter"). The parties shall meet at the offices of R&M in Dayton, Ohio, or such other place as may be mutually agreeable to them, not later than twenty days after the date of the receipt of the letter of dispute for the purposes of negotiating a settlement of the Disputed Matter.

          (b) In the event that either party determines after compliance with Section 13.8(a) that the Disputed Matter cannot be resolved by the parties, the Disputed Matter shall be submitted to binding arbitration before a panel of three arbitrators in Cleveland, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that (i) the parties may engage in prehearing discovery to the full extent provided in the Federal Rules of Civil Procedure, and (ii) evidentiary rules contained in the Federal Rules of Civil Procedure shall govern the submission of evidence at the arbitration hearings. Judgment upon the award by the arbitrators may be entered in any court having jurisdiction thereof. As part of such award the arbitrators may establish their fee and expenses in connection therewith. The fees and expenses of the arbitrators shall be apportioned between the parties by the arbitrators in accordance with the findings and results of the arbitration.

          13.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid and properly addressed, to the party as follows:

         If to R&M:

              Robbins & Myers, Inc.
              1400 Kettering Tower
              Dayton, Ohio  45423
              Telephone:  513/222-2610
              FAX:  513/225-3314
              Attention:  Daniel W. Duval
                          President and Chief
                            Executive Officer

           With a copy to:

              Thompson, Hine and Flory
              2000 Courthouse Plaza N.E.
              Dayton, Ohio 45402-8801
              Telephone:  513/443-6586
              FAX:  513/443-6637
              Attention:  Joseph M. Rigot, Esq.

         If to Eagle:

              Eagle Industries, Inc.
              Two North Riverside Plaza
              Chicago, Illinois 60606
              Telephone:  312/906-6880
              FAX:  312/906-8402
              Attention:  William K. Hall
                          President and Chief
                            Executive Officer

           With a copy to:

              Eagle Industries, Inc.
              Two North Riverside Plaza
              Chicago, Illinois 60606
              Telephone:  312/906-6860
              FAX:  312/906-8402
              Attention:  Gus J. Athas, Esq.
                          Senior Vice President,
                            General Counsel and Secretary

         and

              Rosenberg & Liebentritt, P.C.
              Suite 1600
              Two North Riverside Plaza
              Chicago, Illinois 60606
              Telephone:  312/466-3456
              FAX:  312/454-0335
              Attention:  Bruce C. Strohm, Esq. and
                          Jordan B. Allen, Esq.


         If to a registered holder of Rights or Rights Shares other than Eagle:

              to the last address of such holder as shown on R&M's transfer records or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         13.10 Cumulative Remedies. In addition to the other remedies provided for in this Agreement, the parties will have all rights and remedies granted under applicable law, including, without limitation, the right to enforce the provisions of this Agreement specifically and the right to recover damages in the event of any breach of any provision of this Agreement.

         13.11 Governing Law. This Agreement shall be construed in accordance with, and the legal relations between the parties shall be governed by, the laws of the State of Ohio as applicable to agreements executed and fully performed in the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   "R&M"

                                   ROBBINS & MYERS, INC.



                                   By  /s/ Daniel W. Duval
                                       ----------------------
                                       Daniel W. Duval
                                       President and Chief
                                       Executive Officer


                                   "Eagle"

                                   EAGLE INDUSTRIAL PRODUCTS
                                    CORPORATION



                                   By  /s/ Gus J. Athas
                                       ----------------
                                   Its Senior Vice-President